UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 16, 2018

Harvest Natural Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10762	77-0196707
(Commission File Number)	(IRS Employer Identification No.)

5956 Sherry Lane, Suite 1000 Dallas, Texas	75225
(Address of Principal Executive Offices)	(Zip Code)

(214) 451-6909

(Registrant’s Telephone Number, Including Area Code)

11111Katy Fwy, Suite 900

Houston, Texas

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Venezuelan Lawsuit:

On February 16, 2018, Harvest Natural Resources, Inc. (“Harvest”) filed a complaint against seven defendants in the US District court for the Southern District of Texas, Houston Division. On February 23, 2018, Harvest filed an amendment to the complaint to add four more defendants. The defendants are Juan Jose Garcia Mendoza, Petro Consultores S.C., Petro Consultores International Trading Company, Inc., Petroconsultores (Barbados) Ltd., Petroconsultores, Inc., Azure 406 LLC, Azure 904 LLC, Selle LLC, Rafael Dario Ramirez Carreno, Eulogio Antonio Del Pino Diaz, and Jose Angel Gonzalez Acosta.

The complaint states that Harvest was unable to sell its Venezuelan assets in two different transactions. In the first transaction, Harvest agreed to sell its Venezuelan assets to PT Pertamina, a state-owned Indonesian company, for $725 million. The transaction was described in Harvest’s Current Report on Form 8-K filed with the US Securities and Exchange Commission (“the SEC”) on June 21, 2012. The transaction was terminated on February 19, 2013. In the second transaction, Harvest agreed to sell its Venezuelan assets to Petroandina Resources Corporation N.V., a Netherlands company, in two stages for a total of $400 million. The second transaction was described in Harvest’s Current Report on Form 8-K filed with the SEC on December 20, 2013. The first-stage Petroandina closing occurred on December 16, 2013, when Harvest sold approximately 36% of its Venezuelan assets to Petroandina for $125 million. The second closing - for the remaining 64% of the Venezuelan assets for $275 million - never occurred, and the second-stage transaction was terminated on January 1, 2015.

Both the Pertamina transaction and the second-stage Petroandina transaction were subject to receipt of consent by Venezuela’s Ministerio del Poder Popular de Petroleo y Mineria. In each case, no consent was given. The complaint alleges that consent was withheld in both transactions because Harvest and its agreed buyers refused to pay bribes solicited by the defendants. As a result, the transactions had to be terminated and Harvest incurred losses.

In a third transaction, Harvest was finally able to sell its Venezuelan assets under an agreement with CT Energy Holding SRL, a Barbados company, for a consideration valued at approximately $130 million, including cash, a promissory note, cancellation of debt, and termination of outstanding common stock and warrants held by the buyer. The third transaction was described in Harvest’s Current Report on Form 8-K filed with the SEC on June 29, 2016.

The complaint alleges violations of the Racketeer Influenced and Corrupt Organizations Act, the Sherman Act, the Robinson-Patman Act, and the Texas Free Enterprise and Antitrust Act. Harvest seeks compensation for harm suffered from defendants’ pattern of wrongful behavior and loss of rights that Harvest otherwise would have been able to obtain in a fair and competitive market untainted by bribery. In the complaint, Harvest asks for recovery of actual damages of approximately $470 million, treble damages, costs associated with the lawsuit and any other relief to which Harvest may be entitled.

IRS Form 1099 Regarding May 4, 2017, Liquidating Distribution:

On May 4, 2017, Harvest paid a liquidating distribution of $5.75 per share to its record owners on April 24, 2017. Harvest has reported that this distribution should be characterized as a liquidating distribution (box 8) and not an ordinary dividend (box 1a) on each Form 1099-DIV reporting the payment. Each distribution recipient is responsible (1) for assuring that any Form 1099-DIV received is accurate and (2) for consulting with the recipient’s own tax advisor as to how the distribution should be reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

	By:	/s/ Harva Dockery
Date: March 2, 2018		Harva Dockery Agent

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